Exhibit 99.2

Report of the Audit Committee

The 2024 Audit Committee of the Board of Directors of the Federal Home Loan Bank of Dallas (the “Bank”) was comprised of three independent directors and five member directors. Two of the three independent directors were elected by a plurality of the Bank’s members at-large, while the other independent director was elected by the Bank’s Board of Directors to fill a vacancy in an independent directorship. The five member directors were elected by the Bank’s member institutions to represent a particular state in the Bank’s district. The members of the 2024 Audit Committee were Michael C. Hutsell (Chairman), Dorsey L. Baskin, Jr. (Vice Chairman), Tim H. Carter, Rufus Cormier, Jr., A. Fred Miller, Jr., Sally I. Nelson, Christopher G. Palmer, and Brett F. Seybold. Mr. Carter no longer serves on the Audit Committee as his term as a director expired on December 31, 2024.

The 2025 Audit Committee of the Board of Directors of the Bank is comprised of three independent directors and four member directors, all of whom served on the Audit Committee in 2024. All of the independent directors were elected by a plurality of the Bank’s members at-large. The five member directors were elected by the Bank’s member institutions to represent a particular state in the Bank’s district. The name of each member of the 2025 Audit Committee appears at the end of this report.

The Audit Committee has adopted and is governed by a written charter, which is attached as Exhibit 99.1 to this Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The Audit Committee is directly responsible for the appointment and oversight of the Bank’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), including the review of its qualifications, independence, and performance. Among other duties, the Audit Committee also assists the Bank’s Board of Directors in fulfilling its oversight responsibilities for: (1) the integrity of the Bank’s financial statements; (2) the establishment of adequate control and governance processes; (3) the Bank’s compliance with legal and regulatory requirements; (4) the independent auditor's qualifications and independence; (5) the performance of the Bank’s internal audit function and independent auditors; and (6) the Bank’s compliance with internal policies and procedures.

The Bank is one of 11 district Federal Home Loan Banks (“FHLBanks”) that, together with the Office of Finance (“OF”), comprise the Federal Home Loan Bank System (“System”). Each FHLBank operates as a separate entity with its own management, employees, and board of directors and each is regulated by the Federal Housing Finance Agency (“Finance Agency”). The OF has responsibility for the issuance of consolidated obligations on behalf of the FHLBanks, and for publishing the FHLBanks’ combined financial reports. Accordingly, the System has determined that it is optimal to have the same independent audit firm to coordinate and perform the separate audits of each FHLBank and the System’s combined financial report. The FHLBanks and OF collaborate in selecting, setting the compensation of, and evaluating the performance of the independent auditor, but the responsibility for the appointment and oversight of the independent auditor remains solely with the audit committees of each FHLBank and the OF.

PwC has been the independent auditor for the Bank and the System since 1990. Annually, the Bank’s Audit Committee engages in rigorous evaluations of the independent auditor. In connection with the appointment of PwC as the Bank’s independent auditor, the Audit Committee’s evaluation included consultation with the Audit Committees of the other FHLBanks and the OF. Specific considerations included:

•an analysis of the risks and benefits of retaining the same firm as independent auditor versus engaging a different firm, including consideration of: (i) PwC’s engagement audit partner, engagement quality review partner and audit team rotation; (ii) PwC’s tenure as the Bank’s independent auditor; (iii) the benefits associated with engaging a different firm as the independent auditor; and (iv) the potential disruption and risks associated with changing the Bank’s independent auditor;
•PwC’s depth and breadth of understanding of the Bank’s business, operations, and accounting policies and practices;
•an evaluation of PwC’s historical and recent performance in conducting the Bank’s audit, including the results of a survey regarding PwC’s service and quality that was completed by each of the Bank’s Audit Committee members and select members of senior management;
•an analysis of PwC’s known legal and regulatory risks and significant proceedings;
•data related to audit quality and performance, including recent Public Company Accounting Oversight Board (United States) (“PCAOB”) audit quality inspection reports on PwC and its peer firms, as well as metrics that may be indicative of audit quality; and
•the appropriateness of PwC’s fees, on both an absolute basis and in comparison to its peer firms.

Audit fees represent fees for professional services provided in connection with the audit of the Bank’s annual financial statements and internal control over financial reporting in addition to reviews of the Bank’s quarterly financial statements and periodic SEC filings.

The Audit Committee reviewed and pre-approved the fees paid to PwC for audit, audit-related and non-audit services, and the Audit Committee determined that PwC does not provide any non-audit services that would impair its independence. To the Audit Committee's knowledge, there are no other matters which cause the Audit Committee to believe PwC is not independent.

In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Bank to five years. The process for selection of the Bank’s lead audit partner pursuant to this rotation policy involves a meeting between the Chairman of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and management. The current lead partner has served the Bank as partner since 2020.

Based on its reviews as discussed above, the Audit Committee recommended to the Board of Directors the appointment of PwC as the Bank's independent registered public accounting firm for 2024.

The Audit Committee annually reviews its written charter and practices, and has determined that its charter and practices are consistent with applicable Finance Agency regulations and guidance, as well as the provisions of the Sarbanes-Oxley Act of 2002.

Among other matters, the Audit Committee also:

•reviewed the scope of and overall plans for the external and internal audit programs;
•discussed with management and the independent auditor the Bank’s processes for risk assessment and risk management;
•discussed with management and the independent auditor significant matters, including critical audit matters, arising during the audit and other areas of significant judgment or estimation in preparing the financial statements;

•reviewed and challenged management and the independent auditor, if applicable and as necessary, regarding new or revised accounting policies and policy alternatives;
•reviewed and challenged the independent auditor, as necessary, regarding materiality thresholds used during its audit process;
•reviewed and approved the Bank’s policy with regard to the hiring of former employees of the independent auditor;
•reviewed and approved the Bank’s policy for the pre-approval of audit and permitted non-audit services by the independent auditor;
•received reports pursuant to the Bank’s policy for the submission and confidential treatment of communications from employees and others about accounting, internal controls and auditing matters; and
•reviewed significant legal developments, if any, and the Bank’s processes for monitoring compliance with laws and Bank policies.

The Audit Committee has established procedures for the receipt, retention, and treatment, on a confidential basis, of any complaints that are received by the Bank. The Bank encourages employees, members, vendors, and other third parties to report concerns about the Bank’s accounting controls, auditing, or any other matters that appear to involve financial or other wrongdoing.

Management is responsible for the preparation and integrity of the Bank's financial statements and for its internal control and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Bank's independent auditor, PwC, is responsible for performing an independent audit of the Bank's financial statements and of the effectiveness of internal control over financial reporting in accordance with PCAOB standards and, with respect to the financial statements, the standards applicable to financial audits contained in Government Auditing Standards issued by the Comptroller General of the United States. The Bank’s internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the supervision of the Chief Audit Executive, who reports to the Audit Committee. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee met 10 times during 2024, and it has regular executive sessions with both internal and independent auditors.

In this context, prior to their issuance, the Audit Committee reviewed and discussed the 2024 quarterly and annual earnings releases, financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with management, the Bank’s internal auditors and PwC. The Audit Committee also considered the Bank’s policies and practices with respect to financial risk assessment, as well as its processes and practices with respect to enterprise risk assessment and management.

Further, the Audit Committee discussed with PwC the matters required to be discussed by PCAOB Auditing Standard No. 1301. The Audit Committee also received the written disclosures and the letter from PwC required by applicable PCAOB requirements regarding PwC’s communications with the Audit Committee concerning independence, and has discussed PwC’s independence with PwC. The Audit Committee met multiple times with PwC and with the Bank’s internal auditors, in each case, with and without members of management present, to discuss the results of their respective interim reviews and examinations, the evaluations of the Bank’s internal control and the overall quality and integrity of the Bank’s financial reporting. Management represented to the Audit Committee that the Bank's financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based on the review and discussions referred to above, the 2025 Audit Committee recommended to the Bank’s Board of Directors that the 2024 audited financial statements be included in the Bank’s Annual Report on Form 10-K for the year ended December 31, 2024.

Members of the 2025 Audit Committee

Michael C. Hutsell (Chairman)
Dorsey L. Baskin, Jr. (Vice Chairman)
Rufus Cormier, Jr.
A. Fred Miller, Jr.
Sally I. Nelson
Christopher G. Palmer
Brett F. Seybold